Exhibit 10.61

1601 Trapolo Road Suite 170 Waltham, MA 02451 United States

July 19, 2012	Tel: 781.663.5001 Fax: 781.663.5100

Mr. Scott R. Crawley

c/o ModusLink Global Solutions, Inc.

1601 Trapelo Road, Suite 170

Waltham, MA 02451

Re:	Retention Bonus and Executive Severance Agreement

Dear Scott:

To incentivize you to remain with and committed to the success of ModusLink Global Solutions, Inc. (the “Company”) and its subsidiaries, the Company would like to (i) offer you a retention bonus subject to the conditions forth below in this letter agreement (this “Agreement”), (ii) provide an award of stock options, and (iii) amend your Executive Severance Agreement dated August 29, 2011, as amended by the first amendment thereto (the “Severance Agreement”) as provided in attached First Amendment thereto.

(a) Retention Bonus. Subject to the conditions set forth below, you will be eligible to receive a cash bonus in an amount equal to $262,500 (the “Retention Bonus”) payable in two installments of $105,000 on December 31, 2012 and $157,500 on June 30, 2013 (each a “Payment Date”) if you are actively employed by the Company on the Payment Date. The applicable portion of the Retention Bonus shall be paid on the applicable Payment Date. Notwithstanding the foregoing if your employment is terminated prior to the Payment Date (i) by the Company other than for Cause (as defined in the Severance Agreement) or (ii) by you following a Change in Control (as defined in the Severance Agreement) for Good Reason (as defined in the Severance Agreement),and subject to your execution and not revoking of a general release of claims within 50 days of the termination date, then the Company will pay you the Retention Bonus in full (or any unpaid installment thereof) on the 60th day following your termination.

(b) Forfeiture of Retention Bonus. In the event that your employment with the Company is terminated either by the Company for Cause or by you other than for Good Reason, prior to the Payment Date you shall forfeit all right, title and interest in and to the Retention Bonus.

(c) Stock Option Award. Subject to your continued employment by the Company, you will be granted an option to purchase 150,000 shares of the Corporation’s common stock, on the third trading day of the first open trading window applicable to you occurring following the date the restatement of the Company’s financial statements is complete and announced to the public, with such stock options to have an exercise price equal to the fair market value on the date of grant (as determined under the Corporation’s 2010 Incentive Award Plan) and to be subject to a two year vesting schedule with 50% of the options vesting on each of the first and second anniversary of the grant date provided you remain employed through such date (the “Proposed Option Grants”).

(d) No Right to Continued Employment. Nothing contained in this Agreement conveys upon you the right to continue to be employed by the Company or any successor thereto, constitutes a contract or agreement of employment or restricts the Company’s or any successor’s right to terminate your employment at any time, with or without Cause.

(e) Withholding. All amounts payable will be less any legally required or voluntarily elected withholdings.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective successors, assigns, beneficiaries, heirs, and representatives, as applicable. You may not assign your rights under this Agreement (except by will or the laws of descent and distribution).

(g) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof.

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this Agreement in the space provided below for your signature and returning it to me. Please retain one fully-executed original for your files.

Sincerely,

ModusLink Global Solutions, Inc., a Delaware corporation

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	EVP, CAO & General Counsel

Accepted and Agreed,
This 30 day of July 2012.

By:	/s/ Scott R. Crawley
Scott R. Crawley

FIRST AMENDMENT TO EXECUTIVE SEVRANCE AGREEMENT

This First Amendment to Executive Severance Agreement (the “Amendment”) is entered into on this      day of July, 2012, by and between ModusLink Global Solutions, Inc., a Delaware corporation (the “Company”) and Scott R. Crawley (“Executive”);

WHEREAS, the parties have entered into an Executive Severance Agreement dated as of August 29, 2011 (the “Agreement”); and

WHEREAS, the parties mutually desire to further amend the Agreement;

NOW, THEREFORE, the parties hereto agree as follows, effective as of the date hereof:

Unless the context indicates otherwise, capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to them in the Agreement;

Section 3(a) of the Agreement is amended to read as follows:

“(a) In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) then the Executive shall be entitled to receive the following as severance (i) his then current base salary, and (ii) his target annual bonus for the year in which the Termination Date occurs (the “Severance Pay”), payable in installments over a period of twelve (12) months following the Termination Date. In the event that the Executive is entitled to severance benefits under Section 3(b) below, this Section 3(a) shall not apply and shall have no further force or effect.”

The Agreement is affirmed, ratified and continued as amended by the Amendment and as further amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MODUSLINK GLOBAL SOLUTIONS, INC.	EXECUTIVE

By:
Its:	Scott R. Crawley

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